Exhibit A

Joint Filing Statement

We, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of each of us.

Date: February 14, 2013

INTERWEST PARTNERS VII, LP

		By:	InterWest Management Partners VII, LLC
By:	/s/ Harvey B. Cash		its General Partner
Name:	Harvey B. Cash
			By:	/s/ W. Stephen Holmes
By:	/s/ Philip T. Gianos			Managing Director
Name:	Philip T. Gianos
INTERWEST INVESTORS VII, LP
By:	/s/ W. Scott Hedrick
Name:	W. Scott Hedrick	By:	InterWest Management Partners VII, LLC
its General Partner
By:	/s/ W. Stephen Holmes
Name:	W. Stephen Holmes III		By:	/s/ W. Stephen Holmes
Managing Director
By:	/s/ Gilbert H. Kliman
Name:	Gilbert H. Kliman
INTERWEST MANAGEMENT PARTNERS VII, LLC
By:	/s/ Arnold L. Oronsky
Name:	Arnold L. Oronsky	By:	/s/ W. Stephen Holmes
Managing Director
By:	/s/ Thomas L. Rosch
Name:	Thomas L. Rosch

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